NEWS RELEASE for January 20, 2011

BIOLASE ANNOUNCES PRELIMINARY FOURTH QUARTER RESULTS INDICATE THAT REVENUE AND PROFITABILITY ARE IN
LINE WITH GUIDANCE

Revenue Expected to be in Previously Announced $9.5 Million to $10 Million Range;
2011 Revenue Guidance Set between $55 Million and $60 Million;
Board Approves a 4 Percent Annual Stock Dividend Policy, Declares 1 Percent Dividend for 2011 First
Quarter

IRVINE, CA (January 20, 2011) — BIOLASE Technology, Inc. (NASDAQ:BLTI), the world’s leading dental laser manufacturer and distributor, today announced that, based on a preliminary review of its financial performance for the fourth quarter ended December 31, 2010, the Company expects to report net revenue ranging between $9.5 million to $10 million with positive net income excluding non-cash stock option expense.

The Company also issued annual revenue guidance for 2011 of net revenue in the range of $55 million to $60 million, a growth of approximately 120 percent to 140 percent over 2010, compared to analyst estimates of $40.4 million. Net revenue for the first quarter ended March 31, 2011, traditionally the lowest quarter of the year, is expected to range between $8.75 million to $9.25 million, up from $4.4 million in the first quarter of 2010, with positive net income.

Effective January 19, 2011, BIOLASE’s Board of Directors approved a stock dividend of one percent, payable March 31, 2011, to shareholders of record on March 15, 2011. In addition, the Board adopted a four percent annual stock dividend policy.

Federico Pignatelli, Chairman and CEO, said, “We are extremely pleased with our prompt turnaround. The programs that we put in place late this past summer, as I became the CEO, have already produced quantifiable results, in particular our shift to selling direct, instead of the exclusive distribution model that was terminated August 30, 2010. Just as importantly, we were able to achieve our revenue goal per our guidance, despite being negatively affected by the limited availability of a critical component for the iLase™ new wireless 5 watt diode laser that delayed the sale of approximately $700,000 in revenue until the first quarter of 2011. As a result, BIOLASE has moved to additional suppliers to meet the demand for the iLase.

“Furthermore, BIOLASE’s newly launched e-commerce store, www.biolasestore.com, surpassed our internal revenue goals by more than 40 percent and we expect the site to became a multi-million dollar revenue contributor in 2011,” Pignatelli added.

Sales to Henry Schein, Inc. (NASDAQ:HSIC), one of the Company’s major distributors, accounted for approximately 20 percent of the revenue in the fourth quarter. Schein continues to be an important long-term distribution partner in the Company’s new model of using its own direct sales force and a selected group of high end distributors.

Pignatelli continued, “At the recent Greater New York Dental Tradeshow, I was very impressed by the current demand for laser dental products, as more dentists are looking to incorporate laser dentistry in their practices. The message that I got at the trade show is that there is a strong demand for high tech capital equipment purchases and lasers are becoming a standard of care in the industry.

“We foresee a very promising 2011 with revenue and earnings growth on a quarterly basis,” Pignatelli said. “Following a restricted marketplace brought on by the recession and constricted credit, the dental high tech capital equipment market has now shown strong signs of a turnaround and there is reason to believe that it is poised for substantial growth, with the laser dental market at the high end of the spectrum of choices. We see rapid and substantial progress being made towards laser dentistry becoming the standard of care. Diode lasers have been accepted and adopted by a large part of the dental community and we expect the next step to be a larger and deeper adoption of the more sophisticated and clinically superior hard- and all-tissue lasers, with particular reference to our patented and world leading Waterlase® YSGG technology. Our new and revolutionary Waterlase iPlus™, the most advanced all-tissue laser ever produced and scheduled to be launched in Boston at the upcoming Yankee Dental Meeting on January 27th, will be BIOLASE’s best opportunity to capture a significant portion of this growing cutting edge dental market.

“As a strong commitment to the Company, its shareholders and employees, and in my continuing pursuit to substantially increase shareholder value, I will maintain my $1 annual salary for 2011,” Pignatelli concluded.

The Company will provide additional details on a quarterly conference call and webcast when it reports full financial results in March.

About BIOLASE Technology, Inc.
BIOLASE Technology, Inc., the World’s leading dental laser company, is a medical technology company that develops, manufactures and markets lasers and related products focused on technologies that advance the practice of dentistry and medicine. The Company’s products incorporate patented and patent pending technologies designed to provide clinically superior performance with less pain and faster recovery times. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications. Other products under development address ophthalmology and other medical and consumer markets.

For updates and information on laser and Waterlase dentistry, find BIOLASE at http://www.biolase.com, Twitter at http://twitter.com/GoWaterlase, and YouTube at http://www.youtube.com/user/Rossca08.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions.  Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Jill Bertotti, of Allen & Caron, +1-949-474-4300.

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